EXHIBIT 99.1

Encorium Group Appoints Biopharmaceutical Industry Veteran Linda Nardone Ph.D.

as Chief Operating Officer

Brings Additional Strength to Senior Management Team

WAYNE, PA, November 12, 2007 -- Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational contract research organization (CRO) conducting studies in over 30 countries for many of the world's leading pharmaceutical and biotechnology companies, today announced the appointment of Linda Nardone, Ph.D. to the newly created position of Chief Operating Officer and Executive Vice President. Dr. Nardone will report directly to Kenneth M. Borow, M.D., Encorium's President and Chief Executive Officer, and will be based at the Company's corporate headquarters in Wayne, PA.

Dr. Nardone has more than 20 years of clinical trial management experience in the pharmaceutical, biotechnology and medical device industries, working for such companies as Pharmacia, Inc. (acquired by Pfizer in 2003), Sterling Winthrop, Inc., Immunomedics, Inc., and. Elusys Therapeutics, Inc. Most recently, Dr. Nardone served as General Manager for Zila Biotechnology where she had significant responsibilities for a Phase III drug to treat oral cancer. She has successfully built effective research, development and manufacturing teams for large multinational drug as well as start-up biotechnology companies. Her experience encompasses all aspects of operations including preclinical and clinical testing, project management, quality control and compliance, and manufacturing. In addition, Dr. Nardone has extensive Regulatory Affairs experience including multiple FDA and European submissions and approvals relating to proprietary and generic drugs. As a senior member of the corporate management team for three start-up companies, she has been integral to venture capital financings, initial public offerings (IPO), and accessing government funding sources.

Dr. Nardone earned her Ph.D. in physiology from Pennsylvania State University, and holds a B.S. in Science from Fairleigh Dickinson University. Additionally, she obtained Regulatory Affairs Certification via the Regulatory Affairs Professional Society Examination. She is the Editor/Author of the first edition of a highly regarded book entitled Fundamentals of Regulatory Affairs.

Dr. Borow stated, "Dr Nardone is a highly experienced leader with a track record of success in all aspects of biopharmaceutical development. Her thorough understanding of the integrated nature of clinical operations and regulatory affairs will be particularly valuable to companies as they face sensitive issues regarding financial and personnel resource constraints, the need for a highly focused and timely plan to support regulatory approval, and the achievement of timelines without compromise to the quality of deliverables."

Dr. Borow concluded, "From the beginning of our search process for the COO position we sought an individual who could contribute significantly to our senior management team while leading our Global Operations and Regulatory Affairs groups. I believe that Dr. Nardone's unique combination of experience relating to clinical research operations, regulatory and medical affairs, and business development will prove invaluable to Encorium Group in the future."

Dr. Nardone stated, "I am excited about joining the team at Encorium Group and helping to implement the global operational vision for the company. Our focus will be on continuing to provide our sponsors with quality in clinical research while maintaining highly efficient operations over a wide geographic footprint. In addition, I expect to enhance the value of Encorium's regulatory and clinical input to its clients throughout the entire product development process - from product concept to post-marketing."

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization that is a leader in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, endocrinology/metabolism, diabetes, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women's health and respiratory medicine. Encorium believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company's future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties;(xi) our backlog may not be indicative of future revenues and may not generate the revenues expected;(xii) our ability to successfully integrate the businesses of Encorium and Remedium Oy which we acquired on November 1, 2006; and (xiii) the performance of the combined business to operate successfully and generate growth. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group's investor relations department or The Equity Group Inc.

CONTACT: -OR- INVESTOR RELATIONS COUNSEL:

Encorium Group, Inc. The Equity Group Inc.

Lawrence R. Hoffman, CPA, Esq. Adam Prior: (212) 836-9606

Chief Financial Officer aprior@equityny.com

(610) 975-9533 www.theequitygroup.com

lhoffman@encorium.com

www.encorium.com